EXHIBIT NO. 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2004, except for Note 14, as to which the date is March 3, 2004, relating to the consolidated financial statements and financial statement schedule, which appears in the 2003 Annual Report to Shareholders of Teleflex Incorporated, which is incorporated by reference in Teleflex Incorporated’s Annual Report on Form 10-K for the year ended December 28, 2003.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, PA
November 5, 2004